Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

     MIAMI, FL, August 9, 2005 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2005.
     Second quarter 2005 revenues were $113.1 million, compared to revenues of $120.0 million in the second quarter of 2004. The Company recorded operating income of $24.4 million in the 2005 second quarter, compared to an operating loss of $25.9 million in the second quarter of 2004. The results for the three months ended June 30, 2004 included a pre-tax non-cash charge of $37.0 million to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring and impairment charges of $2.4 million. Adjusting for the 2004 inventory and restructuring charges, the Company’s operating income for the 2004 second quarter was $13.5 million. Net income for the 2005 second quarter was $10.0 million, or $0.23 per diluted common share, compared to a net loss of $16.9 million, or $0.41 per diluted common share, in the 2004 second quarter.
     For the six months ended June 30, 2005, revenues were $217.3 million, compared to $246.6 million for the first six months of 2004. The Company recorded operating income of $43.0 million for the 2005 six-month period, compared to an operating loss of $13.1 million for the 2004 period. The results for the 2004 period included the pre-tax inventory charge of $37.0 million and pre-tax restructuring and impairment charges of $3.0 million. Adjusting for the 2004 inventory and restructuring charges, operating income for the first six months of 2004 was $27.0 million. Gain from discontinued operations was $3.0 million for the 2005 period, compared to $0.3 million for the prior year period. Net income for the 2005 six-month period was $21.3 million, or $0.49 per diluted common share, compared to a net loss of $12.3 million, or $0.30 per diluted common share, for the 2004 period.
     For the three and six months ended June 30, 2005, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $110.2 million and $211.9 million, respectively, compared to $115.6 million and $237.8 million for the three and six months ended June 30, 2004, respectively. Operating income was $34.3 million for the second quarter of 2005 and $66.2 million for the first six months of 2005, compared to $25.4 million and $53.2 million for the three and six months ended June 30, 2004, respectively. The results for the three and six months ended June 30, 2004 include pre-tax restructuring and impairment charges of $2.0 million and $2.4 million, respectively.
Conference Call To Discuss Second Quarter 2005 Results
     As previously announced, the Company will host a conference call and webcast on Wednesday, August 10, 2005 at 11:00 A.M. (EDT) to discuss second quarter 2005 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on August 10, 2005 through August 24, 2005. To access the replay, dial 877-519-4471 and enter 6339214 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenues*	$113,113	$120,045	$217,286	$246,618

Expenses:
Cost of goods sold (including inventory impairment of $37,000 in 2004)*	65,901	106,828	124,900	180,928
Operating, selling, administrative and general expenses	22,850	36,757	49,376	75,736
Restructuring and impairment charges	—	2,359	—	3,012

Operating income (loss)	24,362	(25,899)	43,010	(13,058)

Other income (expenses):
Interest and dividend income	1,170	531	1,880	1,226
Interest expense	(9,242)	(6,171)	(15,889)	(12,272)
(Loss) gain on sale of investments, net	(5)	5,335	1,425	5,586
Gain from conversion of LTS notes	—	—	9,461	—
Equity loss on operations of LTS	—	—	(299)	—
Equity income from non-consolidated New Valley real estate businesses	2,324	4,642	2,018	5,288
Other, net	57	(4)	56	(9)

Income (loss) from operations before income taxes and minority interests	18,666	(21,566)	41,662	(13,239)
Income tax expense (benefit)	9,077	(7,516)	21,781	(3,146)
Minority interests	392	(2,985)	(1,624)	(2,449)

Income (loss) from continuing operations	9,981	(17,035)	18,257	(12,542)

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	—	133	82	267

Gain on disposal of discontinued operations, net of minority interests and taxes	—	—	2,952	—

Gain from discontinued operations	—	133	3,034	267

Net income (loss)	$9,981	$(16,902)	$21,291	$(12,275)

Per basic common share:

Income (loss) from continuing operations	$0.24	$(0.41)	$0.44	$(0.31)

Income from discontinued operations	$—	$—	$0.07	$0.01

Net income (loss) applicable to common shares	$0.24	$(0.41)	$0.51	$(0.30)

Per diluted common share:

Income (loss) from continuing operations	$0.23	$(0.41)	$0.42	$(0.31)

Income from discontinued operations	$—	$—	$0.07	$0.01

Net income (loss) applicable to common shares	$0.23	$(0.41)	$0.49	$(0.30)

*	Revenues and Cost of goods sold include excise taxes of $37,011, $43,933, $70,443 and $90,103, respectively.